Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2017 Employee Stock Purchase Plan and the 2017 Employee, Director and Consultant Equity Incentive Plan of Quanterix Corporation of our reports dated March 17, 2025, with respect to the consolidated financial statements of Quanterix Corporation and the effectiveness of internal control over financial reporting of Quanterix Corporation included in its Annual Report (Form 10-K) for the year ended December 31, 2024, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Boston, Massachusetts
March 19, 2025